MARKETING, DISTRIBUTION AND SALES AGREEMENT

                                     Between

                            Proton Laboratories, Inc.

                                       And

                                Aqua Thirst, Inc.


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

Contents                                            Page
ARTICLE I    Definitions                               3
ARTICLE II   Purpose And Management Of Collaboration   5
ARTICLE III  Product Identification; Work Plans        7
ARTICLE IV   Product Marketing And Implementation      9
ARTICLE V    Marketing                                11
ARTICLE VI   Payments; Compensation                   13
ARTICLE VII  Intellectual Property Ownership          15
ARTICLE VIII Confidentiality                          16
ARTICLE IX   Term And Termination                     17
ARTICLE X    Dispute Resolution                       18
ARTICLE XI   Warranties                               19
ARTICLE XII  Infringement Indemnity                   20
ARTICLE XIII Miscellaneous                            21
ALLIANCE GUIDELINES                                   24


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
                   MARKETING, DISTRIBUTION AND SALES AGREEMENT

     THIS PRODUCT MARKETING, DISTRIBUTION AND SALES AGREEMENT (the "AGREEMENT")
is made and entered into this   12th  day of February 2007 by and between Aqua
Thirst, Inc., a Delaware corporation ("Aqua Thirst"), and PROTON Laboratories, Inc., a Washington corporation ("PROTON").

     References in this Agreement to "schedules" refer to the documents attached as schedules to this Agreement, all of which form part of this Agreement; and unless otherwise indicated, references to "articles" or "sections" refer to the corresponding numbered articles and sections of this Agreement.

                                   BACKGROUND

          (a) Aqua Thirst provides products, product marketing services, commercialization solutions, distribution, sales and policy consulting services to the manufacturing and marketing segment of the commercial industry worldwide.

          (b) PROTON has developed certain products, patents, technology and know how related to the same, and has plans and concepts for future products that they desire to bring to market. PROTON requires the type of services provided by Aqua Thirst.

          (c) In consideration of the foregoing, PROTON and Aqua Thirst now desire to work together in a commercial relationship for the purpose of bringing to market all of PROTON'S products whether now existing or those to be developed in the future.

          NOW, THEREFORE, in consideration of their respective agreements as set forth herein and hereinafter and of other good and valuable consideration, the receipt and legal sufficiency of which they acknowledge, and both parties intending to be legally bound, AQUA THIRST and PROTON agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below:

          (a) "AFFILIATE" of a Person means a Person controlling, controlled by or under common control with such Person.

          (b) "ALLIANCE" means and refers to the relationship established between PROTON and AQUA THIRST by this Agreement.


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
          (c) "ALLIANCE GUIDELINES" means the alliance-wide guidelines referred to in Section 2.2, which the parties intend to serve as primary guidance for the Steering Committee in its administration of the transactions contemplated by this Agreement.

          (d) "CO-BRANDED AREA" means that portion of AQUA THIRST'S or PROTON'S primary Internet presence which is devoted to the Alliance.

          (e) "CONFIDENTIAL INFORMATION" means and includes all information disclosed under this Agreement by either party to the other, provided that the following shall not constitute Confidential Information: information which (1) is known by the receiving party prior to disclosure by the disclosing party; (2) is or becomes available publicly other than as a result of a breach of this Agreement; (3) is marketed independently by the receiving party without the use of or reliance on the disclosing party's Confidential Information; or (4) is provided to the receiving party by a third party under no duty of confidentiality to the disclosing party.

          (f) "MARKETING PERSONNEL" means AQUA THIRST personnel performing marketing services relating to a Product under Section 4.2 of this Agreement.

          (g)     "EXECUTIVE SPONSOR" has the meaning set forth in Section 2.4.

          (h) "INTELLECTUAL PROPERTY RIGHTS" means trade secret, confidentiality, patent, copyright, trademark, know-how, moral, and similar rights of any type under the applicable laws of any governmental authority, domestic or foreign, including without limitation all applications and registrations relating to any of the foregoing.

          (i)     "INVESTIGATION PERIOD" has the meaning set forth in Section
3.1(a).

          (j) "MARKS" means a party's trademarks, trade names, service marks, service names, logos and trade dress.

          (k)     "PERSON" means any person or entity.

          (l)     "PLATFORM ENHANCEMENTS" has the meaning set forth in Section
7.1(c).

          (m) "AQUA THIRST PLATFORM" means that certain technology used by AQUA THIRST as of the Effective Date which serves as the basis for AQUA THIRST'S Product based services, i. e. sales distribution and marketing services provided to its customers.


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
          (n) "SPECIFICATIONS" means, with respect to any Product, anticipated to be marketed by AQUA THIRST, the functional specifications determined by the Steering Committee for such Product and reflected in the corresponding Work Plan.

          (o) "STEERING COMMITTEE" means and refers to the six-member steering committee comprised of three designees from each party established pursuant to Section 2.4 to manage the conduct of the transactions contemplated by this Agreement.

          (p) "TERM" means the term of this Agreement, as determined according to Section 9.1.

          (q) "PRODUCT" means any product or service marketed by AQUA THIRST for or on behalf of PROTON under this Agreement, and which shall be marketed,
distributed and sold in connection with the AQUA THIRST   Platform.

          (r) "PRODUCT GROUPS" means the two product/service groups referred to in Section 3.1(b) in which the parties intend to market and commercialize Products, namely, Commercial Market detailing, and direct-to-consumer.

          (s) "WORK PLAN" means, with respect to any Product, the marketing and sales plan, budget and schedule prepared pursuant to Section 3.1(c) in respect of such Product.

                                   ARTICLE II
                     PURPOSE AND MANAGEMENT OF COLLABORATION

      2.1 PURPOSE. Through performance of their respective obligations under this Agreement, AQUA THIRST and PROTON agree to conceive, design, implement, market, distribute, license, and sell Products and services based on a portfolio of Products to be made available through a prominent Branding or co-branded media available to AQUA THIRST on an EXCLUSIVE basis. The Products the parties market in the Alliance as a foundation for these service offerings will fall into two broad categories associated with the marketing, sales, and distribution process referred to in this Agreement as "Market detailing," and consists of "Commercial marketing" and "direct-to-consumer," respectively (the "PRODUCT GROUPS"). The parties intend to commercialize the Product Groups on a unit by unit or package (Commercial Retailer) basis to enable corresponding efficiencies across the product marketing and commercialization process, except as follows:


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
     a.   There are  certain  relations  that  Proton  currently  has, they are,
          (i) NIKE, (ii) Safeway, (iii) AMR, and (iv) Sharper Image, these distribution sources if not closed within one hundred twenty (120) days, by PROTON, of the acceptance of this agreement by PROTON shall revert to AQUA THIRST as one of their distribution sources; and
     b. There is an exclusive agreement between PROTON and a company called E Water of Life regarding a veterinary product called Dr. Bader's Formula, AQUA THIRST shall have no involvement with this excluded product., which must be sold only for the Veterinary market.

     2.2 ALLIANCE GUIDELINES. The parties intend to conduct the activities contemplated by this Agreement according to the alliance guidelines set forth in Schedule 2.2 concerning overall resource commitments, marketing and sales schedules, and revenue sharing (the "ALLIANCE GUIDELINES"). The Steering Committee may depart from the Alliance Guidelines in the Work Plan for any Product or otherwise in connection with its administration of the Alliance. Subject to any such departure, the Alliance Guidelines will control the parties' relationship with respect to the subject matter covered thereby.

     2.3 IMPLEMENTATION; RESOURCE ALLOCATIONS. The parties intend to implement marketing of an initial portfolio of Products (referred to below as the "Initial Product kit") by conducting the marketing activities contemplated by Articles 3 and 4 and by allocating additional resources of the types and amounts determined from time to time by the Steering Committee with reference to the Alliance Guidelines.

     2.4     STEERING COMMITTEE.

          (a) The parties will organize a Steering Committee promptly after execution of this Agreement. The membership of the Steering Committee shall be composed of six members. The Steering Committee shall convene not less frequently than monthly and employ such procedures as it shall determine from time to time in good faith, and, except as otherwise specifically required by this Agreement, shall act by unanimous consent.

          (b) The Steering Committee will provide general oversight and coordination of the parties' collaboration, and will be responsible for identifying Products, overseeing creation of corresponding Work Plans, and monitoring the parties' conduct of the Work Plan for each Product.

          (c) The parties will resolve deadlock among the Steering Committee through the Executive Review procedure described in Section 10.1(a) below.

     2.5 EXECUTIVE SPONSORS. Each party shall appoint a member of its senior management as an executive sponsor for the Alliance ("EXECUTIVE Sponsor"). Executive Sponsors will be responsible for monitoring the Alliance relationship, conducting periodic briefings for each other and their management teams, and providing a defined means of communication with other senior executives. Each party may change its Executive Sponsor at any time by written notice to the other party.

                                   ARTICLE III
                       PRODUCT IDENTIFICATION; WORK PLANS

     3.1     IDENTIFICATION OF PRODUCTS.

          (a)     SELECTION BY STEERING COMMITTEE. The Steering
Committee will facilitate the initial review of potential Products for the parties to market under this Agreement, in accordance with the general timelines contemplated by the parties as described in the Alliance Guidelines. While the parties anticipate that PROTON personnel will be primarily involved in the identification of Products with appropriate support from AQUA THIRST personnel, either party may propose a Product concept to the other, and any such proposal agreed upon by the Steering Committee will constitute and be deemed a Product for purposes of this Agreement.

               (1) The parties will research, evaluate and agree on a base set of Products (the "INITIAL PRODUCT KIT") during approximately the first six
(6) months after the Execution Date of this Agreement, as contemplated in the Alliance Guidelines (the "INVESTIGATION PERIOD").

               (2) The parties acknowledge that after determination of the Initial Product kit, the parties may desire to market and commercialize additional Products under this Agreement, and/or to create enhancements of existing Products. The Steering Committee will facilitate review of proposals for additional Products and enhancements of existing Products from time to time, and any agreed-to projects shall be marketed as set forth in this Article III.

               (3) AQUA THIRST will market each Product selected by the Steering Committee, as set forth in the corresponding Work Plan, and PROTON will pay AQUA THIRST for marketing activities for the Initial Product kit, as further specified in each corresponding Work Plan and at rates determined according to
Section 6.1.

          (b) CREATION OF WORK PLAN. Promptly after identification of any Product under subsection (a) above, the parties shall collaborate in the preparation of a Work Plan for such Product. Any Work Plan under this Agreement must be unanimously approved by the Steering Committee. As applicable, each Work Plan shall include, among other things:


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
               (1)     The Specifications for the Product;

               (2) Delivery and acceptance guidelines for the Product prior to any commercial launch of the Product;

               (3) Allocation of responsibility for the actions required for marketing, implementation and sales of the Product;

               (4)     Uptime and related services and requirements;

               (5) Establishment of the parties' respective corresponding financial, personnel, and other resource commitments for the Product;

               (6)     Establishment of a budget; and

               (7) Establishment of a schedule for carrying out the marketing and sales activities for such Product.

     3.2 RESTRICTIVE COVENANTS. Except with the other party's prior written consent or as otherwise provided in this Agreement, neither party will undertake directly or indirectly, or permit any of its Affiliates to undertake directly or indirectly, its respective conduct as follows:

          (a) During the term of this Agreement, PROTON will not promote, distribute or provide access to its products or services related to its Business through any Person other than AQUA THIRST; provided, however that PROTON (1) may deploy its internal computer systems for internal purposes, (2) may continue to operate its web presence and services offered through it, (3) may continue to provide services through existing contractual arrangements for so long as it is obligated to do so, and (4) may render client services through such client's systems as requested by such client without solicitation by PROTON.

          (b) During the term of this Agreement, AQUA THIRST will not promote any third party in the same Business as PROTON or market, distribute or provide access to any such company's services.

          (c) During the term of this Agreement, AQUA THIRST will not participate in or market for itself or any Person other than PROTON any product designed to facilitate any PROTON Business activity.

          (d) During the term of this Agreement, PROTON will not promote or advertise products directly to consumers through any Person other than AQUA THIRST.

          (e) PROTON will not retain any other person or company in regards to the marketing, distribution and sales of their products other than


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
AQUA THIRST, Proton may however use any number of other sources to develop and license products prior to the product becoming market ready. AQUA THIRST may, at its sole discretion, consult and advise such companies and individuals in the development stage and in such event AQUA THIRST shall be compensated therefore.

          (f) AQUA THIRST will not Market any Restricted Products for, or provide any Restricted Products to, any Person other than PROTON (1) at any time during the Initial Roll-Out Period; or (2) at any time after the Initial Roll-Out Period unless the Steering Committee has declined to pursue such product after the written suggestion to that effect from AQUA THIRST, including a clear statement by AQUA THIRST of its intent to undertake such activity.

          (g) The steering committee shall review these restrictive covenants six months after the effective date of this Agreement and annually thereafter at the request of either party.

                                   ARTICLE IV
                      PRODUCT MARKETING AND IMPLEMENTATION

     4.1 GENERAL. Upon execution of each Work Plan, the parties will implement and market the corresponding Product through the procedures set forth in this Article 4.

     4.2     MARKETING ACTIVITIES.

          (a) PERFORMANCE. The parties will perform the work described in this Agreement to market the Product in accordance with the Specifications and the time frames set forth in the Work Plan (on a best efforts basis as to schedule and budget), as they may be modified from time to time in accordance with the terms of this Agreement.

          (b) MARKETING RESOURCES. In performing marketing services under this Agreement, AQUA THIRST shall allocate Marketing Personnel of a quality and experience level at least equal to that allocated to any other AQUA THIRST customer. PROTON shall have the right to request individual Marketing Personnel, and AQUA THIRST will consider and shall use its commercially reasonable efforts to use such individuals as Marketing Personnel. AQUA THIRST agrees to use its commercially reasonable efforts to maintain continuity of leadership among the Marketing Personnel in performing marketing services hereunder. In any allocation of resources regarding AQUA THIRST'S marketing resources, AQUA THIRST agrees that the Alliance shall receive preferred treatment in obtaining and retaining Marketing Personnel, of at least a level of preference afforded to any other AQUA THIRST customer.


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
          (c) MODIFICATIONS TO SPECIFICATIONS. Either party may request modifications to the Specifications at any time during the marketing of a Product. Upon both parties' approval, AQUA THIRST will perform the requested modifications, and the Specifications and the Work Plan will be deemed amended accordingly.

          (d) PROJECT MEETINGS AND REPORTS. During the performance of marketing services under this Section 4.2, the parties will conduct regular meetings, in accordance with a schedule mutually agreed by the parties, to review performance of the Alliance under this Agreement and to resolve any problems. During the term of this Agreement, AQUA THIRST will provide PROTON with periodic reports describing the progress of the marketing in the preceding reporting period, in such a form as is agreed by the Steering Committee.

          (e) REVIEW RIGHTS. PROTON will have the right, in its reasonable discretion and at its cost, to review the progress of AQUA THIRST'S performance of the marketing services at AQUA THIRST'S facilities. AQUA THIRST will provide reasonable cooperation to PROTON in performing such reviews, including without limitation providing PROTON with access to all non-privileged work in progress, documents and other materials related thereto, as reasonably requested by PROTON. PROTON may perform such reviews during AQUA THIRST'S normal business hours by providing AQUA THIRST with at least five business days advance written notice. In performing such reviews, PROTON will not unduly interfere with the operation of AQUA THIRST'S other business activities, and PROTON will comply with AQUA THIRST'S reasonable safety and security policies and procedures.

          (f) BETA AND PILOT PROGRAMS. The parties anticipate that during the marketing of any given Product, the parties may desire to implement beta or pilot programs prior to commercial launch. To the extent that the parties desire to implement such programs, PROTON agrees to make available to AQUA THIRST where ever practical a prototype version of the Products for AQUA THIRST'S review during the performance of the marketing services, and AQUA THIRST shall provide feedback regarding any nonconformities to Specifications or other suggestions regarding the prototype for AQUA THIRST to incorporate into the marketing services, all as further described in an applicable Work Plan.

          (g) TECHNICAL CONTACTS. PROTON and AQUA THIRST will each designate primary and alternate technical contacts (collectively, the "TECHNICAL CONTACTS") as the primary individuals responsible for facilitating
communications between PROTON and AQUA THIRST   regarding all technical matters
and for coordinating the marketing, packaging and testing of the Product. Each party may change its respective Technical Contacts at any time by providing the other party with no less than five (5) days' advance notice.


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
     4.3 IMPLEMENTATION/COMMERCIALIZATION OF PRODUCT. Upon launch of each Product, AQUA THIRST shall promote the distribution of the Product as set forth in the Work Plan guidelines.

     4.4 CO-BRANDING. The Products shall be made available to customers in the Co-Branded Area, or as otherwise agreed in the Work Plan, and shall be branded under both parties' Marks. In all uses of the Products in which the Marks of either party are displayed other than on AQUA THIRST'S web sites, PROTON' Marks shall be displayed with substantially equivalent size, location and prominence to AQUA THIRST'S Marks, except as otherwise agreed in a Work Plan. AQUA THIRST'S web site shall feature a prominent link to the Co-Branded Area, which link will display the PROTON' Mark. Within the Co-Branded Area, PROTON Marks shall be displayed with substantially equivalent size, location and prominence to AQUA THIRST'S Marks, except as otherwise agreed in a Work Plan.

                                    ARTICLE V
                                    MARKETING

     5.1     MARKETING PRINCIPLES.

          (a) General. AQUA THIRST will be the EXCLUSIVE marketing distribution and sales force for each of PROTON'S products anticipated to be brought to market, and will commercialize the Products and services provided on a co-branded basis, except as otherwise agreed in a Work Plan.

          (b) Integrated Assistance in Plan development and Sales Closings. PROTON will provide appropriate sales and marketing assistance personnel to develop an integrated marketing plan for the sales and services based on the Product and Groups being offered. The Steering Committee will coordinate a plan
for marketing distribution and   sales activities, structured generally (unless
otherwise determined by the Steering Committee) and may include a Project Executive (with coordination authority over sales efforts to multiple targeted customers), and a Relationship Executive (corresponding to the specific targeted customer), and a sales/follow-up team. AQUA THIRST will coordinate all sales team correspondence to each targeted customer through the corresponding Project and Relationship Executives if established, to enable a unified, seamless message from the sales team. Project Executives and Relationship Executives if appointed will be designated from time to time by the Steering Committee.

          (c) Bids. The parties agree AQUA THIRST shall have exclusive control over all sales bids for products and services provided through and marketed and sold under this Agreement. The sales teams shall, together with the Steering Committee, determine on a bid-by-bid basis, issues relating to (1)


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
the work to be performed by and the compensation to be paid, (2) pricing of the services, (3) the contractual structure of any transaction with a customer (through a prime and subcontractor arrangement or otherwise), and (4) such other matters as are determined by the AQUA THIRST.

          (d) Customer Targeting. PROTON from time to time may target companies for AQUA THIRST sales of products and services based on the Product Groups, and in particular will target an initial group of approximately 15 key potential customers in connection with the Alliance's Initial Product kit roll-out.

          (e) Primary Sales Force Responsibility. AQUA THIRST will bear responsibility for all sales force activities for all consumer and commercial customers regarding any and all products and services related to the marketing of and Market detailing for the various Product Groups.

          (f) Package Orientation. The parties intend to market products and services based on the Product Groups primarily as a Unit by Unit or single package sale, including both commercial and end user (consumer) Groups, but recognize that some customers may require the right to purchase products and or services provided through the use of products either individually or on a Product Group basis. The Steering Committee will be responsible to establish and adapt price levels and models for custom sales.

     5.2 SPECIFIC MARKETING ACTIVITIES. The Work Plan for each Alliance Product will specify the manner (if unique) in which AQUA THIRST will market such Alliance Product, along with the specific resources (if any) each party will provide for that purpose. Each party will use commercially reasonable efforts to conduct the marketing activities specified in each such Work Plan, in the manner and on the schedule specified therein.

     5.3     OTHER MARKETING ACTIVITIES.

          (a) General. In addition to the marketing activities designated in Work Plans for specific Products, AQUA THIRST and PROTON will engage in such other marketing activities as the Steering Committee shall from time to time determine, such as in connection with establishing a marketing infrastructure for Alliance activities, preparing periodic marketing plans, marketing strategies, general marketing collateral, or otherwise. The Steering Committee may develop market Work Plans to address all such activities as it determines. Each party will conduct its respective activities designated in each such Work Plan in the manner and on the schedule specified therein.

          (b) Procedures. The Steering Committee may market sales procedures from time to time in its discretion for such matters as contact


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
management and enhancement, coordinated bid preparation, and contracting, and such other matters as the Steering Committee determines. AQUA THIRST will cause its sales personnel to comply with all such procedures adopted by the Steering Committee as in effect from time to time.

                                   ARTICLE VI
                             PAYMENTS; COMPENSATION

     6.1 PAYMENTS FOR MARKETING WORK. PROTON will compensate AQUA THIRST for marketing activities as follows:

          (a) AQUA THIRST shall receive monthly from PROTON a retainer fee of Ten thousand ($10,000.00) dollars. Such retainer fee shall not be paid however until the expiration of ninety (90) days from and after this agreement becomes effective, and the retainer shall be increased thereafter with the mutual approval of AQUA THIRST and PROTON'S boards of directors.

          (b) AQUA THIRST shall receive a sales commission on each product sold of between 7 and 15 % of the product sale price. This commission shall be based on the product and its market, and shall be agreed upon mutually between the parties. The sales commission at the discretion of AQUA THIRST may be taken in the form of cash, stock in PROTON or a combination of the foregoing but solely at the discretion of AQUA THIRST,provided however, that AQUA THIRST may not accept stock in lieu of cash payment at any time that acceptance of such stock would make AQUATHIRST or its officers, directors or control persons a 10% or greater stockholder in PROTON. In the event that AQUA THIRST should be eligible for and accept stock in lieu of a cash payment, it is agreed that such stock shall be accepted in payment therefore at a discount of twenty-five (25%) percent from the then current market rate, as determined over an average of the past 30 days active trading in the securities. Such shares if accepted by AQUA THIRST shall also carry and have piggy back registration rights.

          (c) AQUA THIRST'S costs for marketing of the Products in the Initial Product kit and of any post-release enhancements during the year after any such Product is first made generally available, PROTON shall pay AQUA THIRST at AQUA THIRST'S "fully-loaded" marketing cost for Marketing Personnel (determined as a function of salary and an overhead allotment agreed to by the Steering Committee) and actual costs and expenses otherwise incurred in carrying out a Work Plan approved by the Steering Committee ("Costs").


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
          (d)  For marketing of Products other than those in the Initial
               Product kit, of any post-release enhancements for any such Product, and of any post-release enhancements of Products in the Initial Product kit following the year after any such Product is first made generally available, PROTON shall pay AQUA THIRST such marketing fees as are determined by the Steering Committee and set forth in the applicable Work Plan.

          (e) AQUA THIRST shall provide to PROTON monthly invoices for Costs which shall provide all information reasonably necessary for the computation or conformation of the payments described in the invoices. Any payments for Costs will be paid by PROTON to AQUA THIRST within thirty (30) days after PROTON' receipt of such invoice. PROTON will pay interest of 1% per month on amounts not paid within such 30 day period, unless PROTON delivers, in good faith, notice to AQUA THIRST disputing such payment in reasonable detail.

     6.2 AUDITS. Each party will maintain records reasonably sufficient to document and record its shared revenues (commissions) for Products sold; and each shall have the right to audit the other's books and records on a reasonable basis to confirm the accuracy thereof solely relative to shared revenues. The parties will address any apparent payment discrepancies promptly and in good faith, and the affected party promptly will correct any confirmed over- or under-payment. Each party may perform such audits up to twice per calendar year during the other party's normal business hours by providing the audited party with at least five business days advance written notice. In performing such audits, the auditing party will not unduly interfere with the operation of the audited party's other business activities, and the auditing party will comply with the audited party's reasonable safety and security policies and procedures.

     6.3 OTHER COSTS OF PERFORMANCE. Except as otherwise specifically provided in this Agreement, each party will bear the costs and expenses of performing its obligations hereunder, neither party shall be obligated to pay any taxes of the other or any other expenses for which the other party may be liable based upon or in connection with the transactions contemplated by this Agreement.


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
                                   ARTICLE VII
                         INTELLECTUAL PROPERTY OWNERSHIP

     7.1 INTELLECTUAL PROPERTY RIGHTS. AQUA THIRST and PROTON agree and acknowledge that as between AQUA THIRST and PROTON, ownership of Intellectual Property Rights in the various intellectual properties associated with this Agreement (whenever marketed) is as follows, subject to the various rights granted in this Agreement (and without any duty to account to one another except as specifically provided herein):

          (a) Each party shall own all right, title, and interest in and to all Intellectual Property Rights in its Confidential Information.

          (b) PROTON will own all right, title, and interest in and to all Intellectual Property Rights in the Products, all computer software if any implementing the Products, and all documentation for Products (each of which shall be deemed a "work made for hire" for purposes of the federal Copyright
Act); provided that AQUA THIRST shall be entitled to use all of the foregoing during the term of, in the manner, to the extent, and for the purposes required by this Agreement. AQUA THIRST hereby irrevocably transfers to PROTON all of AQUA THIRST'S entire right, title and interest to all Intellectual Property Rights in such items.

          (c) AQUA THIRST will own all right, title, and interest in and to all Intellectual Property Rights in the AQUA THIRST Platform and all Platform Enhancements created by AQUA THIRST under this Agreement. For purposes of this Agreement, "PLATFORM ENHANCEMENTS" means a modification to the AQUA THIRST Platform which relates to the operating environment in which the Products and other applications function.

     7.2 FURTHER ASSURANCES. Each of AQUA THIRST and PROTON shall, and shall cause its Affiliates to, cooperate with the other (or its designee(s)) and shall execute documents of assignment, oaths, declarations, and other documents reasonably requested by the other to confirm or effect the allocation or facilitate the enforcement of the Intellectual Property Rights described in
Section 7.1 above. Each party will provide such cooperation and execution at no charge to the other, other than reimbursement of its reasonable related out-of-pocket expenses.

     7.3 LICENSE TO MARKS. Each party will retain all right, title, and interest in and to its Marks worldwide. Subject to the terms and conditions of this Agreement, AQUA THIRST hereby grants to PROTON a royalty-free, non-exclusive, non-transferable, worldwide license to use AQUA THIRST'S Marks in connection with its marketing activities for the Products during the term of this

Agreement; provided that such use is in accordance with AQUA THIRST'S then-current trademark usage guidelines. Subject to the terms and conditions of this Agreement, PROTON hereby grants to AQUA THIRST a royalty-free, non-exclusive, non-transferable, worldwide license to use the PROTON Marks in connection with its marketing activities for the Products, including its use on the Co-Branded Area, during the term of this Agreement; provided that such use is in accordance with PROTON' then-current Mark usage guidelines. Neither party shall form any combination marks with the other party's marks. Neither party may modify any of the other party's Marks without the other party's approval. Each party hereby assigns to the other party all right, title and interest in the other party's Marks, together with the goodwill attaching thereto that may inure to it in connection with this Agreement or from its use of the other party's Marks hereunder.

     7.4 NO OTHER RIGHTS. Except as specifically provided in this Agreement, neither party nor any of its respective Affiliates shall have any right or license by virtue of this Agreement to use or exploit any Intellectual Property Rights of the other party or any of the other party's Affiliates.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

     Each of AQUA THIRST and PROTON will hold and cause its respective Affiliates to hold the other party's Confidential Information in confidence and refrain from using any such Confidential Information other than for purposes of performing its respective obligations under this Agreement. Each party may disclose Confidential Information to its employees, contractors, and agents with a need to know the Confidential Information who are under obligations not to use or disclose the Confidential Information. Notwithstanding the foregoing, each party and its respective Affiliates will be permitted to disclose the other party's Confidential Information as and to the extent required by applicable law, provided the party required to make any such disclosure notifies the party whose Confidential Information is required to be disclosed as far in advance of the required disclosure as is reasonably practicable under the circumstances and cooperates with such party (if reasonably requested to do so, and at the requesting party's expense) to secure confidential treatment for the required disclosure. Nothing in this Agreement shall prohibit AQUA THIRST from using or disclosing any information learned by its employees or retained in such employees memory after their last exposure to materials containing Confidential Information, to the extent such information comprises software programming, Or Internet product marketing, or techniques applicable generally to AQUA THIRST'S or PROTON'S business and products.

                                   ARTICLE IX
                              TERM AND TERMINATION

     9.1 INITIAL TERM; RENEWAL TERM. This Agreement shall commence upon the date specified above in the preamble and continue thereafter for ten (10) years. At the end of the initial term, this Agreement shall renew automatically for successive two (2) year periods, unless either AQUA THIRST or PROTON notifies the other in writing of its intention to terminate this Agreement at least one hundred eighty (180) days prior to the beginning of the applicable renewal term.

     9.2     TERMINATION

          (a) Either party may terminate this Agreement if the other party has defaulted in any material obligation under this Agreement and failed to cure such default within sixty (60) days after written notice thereof from the terminating party.

          (b) Either party may terminate this Agreement by immediate written notice if the other party becomes insolvent or if a court of competent jurisdiction enters an order or decree in respect of such party under any bankruptcy or similar law approving a petition for reorganization or appointing a custodian for all or substantially all its assets or ordering the liquidation of such party.

     9.3 EFFECT OF TERMINATION. The parties' respective rights and obligations under Section 6.3 (Audits), and Articles VII (Intellectual Property Ownership), VIII (Confidentiality), and X (Miscellaneous) will survive any expiration or termination of this Agreement. In the event of any termination or expiration of this Agreement, each party shall deliver to the other all copies of all Confidential Information of the other party in its possession or control (including, without limitation, AQUA THIRST'S delivery to PROTON of all copies of the Products in object and source code forms and all related documentation). In the event of any termination or expiration of this Agreement, AQUA THIRST shall offer to PROTON a service agreement for a period of up to two years, under which AQUA THIRST shall continue to operate the Products on behalf of PROTON and facilitate the transition of the Products to another platform, all on AQUA THIRST'S then-current standard pricing and other terms and conditions. AQUA THIRST shall also include a listing of all third party software contained in the Products, and will sublicense or assign AQUA THIRST'S rights in such software to PROTON where AQUA THIRST possesses the right to do so.

                                    ARTICLE X
                               DISPUTE RESOLUTION

     10.1     DISPUTE RESOLUTION.

          (a) Internal Review. In the event that a dispute, difference or question arises pertaining to any matters which are the subject of the Alliance ("DISPUTE"), and either party so requests in writing, prior to the initiation of any formal legal action, the following dispute resolution shall apply:

               (1) The Steering Committee will use its good faith efforts to resolve the Dispute within ten (10) days. If the Steering Committee is unable to resolve the Dispute in such period, the Steering Committee will refer the Dispute to the Executive Sponsors as set forth in subitem (2) below.

               (2) For all Disputes referred to the Executive Sponsors from the Steering Committee above, the Executive Sponsors shall use their good faith efforts to resolve the Dispute within twenty (20) days after such referral. If the Executive Sponsors are unable to resolve the Dispute in such period, the Executive Sponsors will refer the Dispute to the Chief Executive Officers of AQUA THIRST and PROTON as set forth in subitem (3) below.

               (3) For all Disputes referred to the Chief Executive Officers from the Executive Sponsors above, the Chief Executive Officers shall use their good faith efforts to resolve the Dispute within twenty (20) days after such referral.

          (b) Mediation. In the event of a Dispute which cannot be resolved by the Chief Executive Officers, either party may commence a non-binding mediation to resolve the Dispute by providing written notice to the other party (a "MEDIATION NOTICE") informing the other party of the dispute and the issues to be resolved and containing a list of five (5) recommended individuals to serve as the mediator. Within ten (10) business days after the receipt of a Mediation Notice, the other party shall respond by written notice to the party initiating mediation, providing a list of five (5) recommended individuals to serve as the mediator and which adds additional issues to be resolved. The recommended mediators shall be individuals with experience in products and the healthcare technology industries and shall not be any employee, director, shareholder or agent of either party or an Affiliate of either party, or otherwise involved (whether by contract or otherwise) in the affairs of either party. If, within twenty (20) business days after receipt of the Mediation Notice, the parties shall have been unable to agree upon an individual to serve as mediator, or to the extent the mediator selected by the parties is unable to resolve the dispute, the dispute will be settled by final and binding arbitration conducted in the manner described in subsection (c) below. If, within twenty (20) business days after receipt of the

Mediation Notice, the parties shall have agreed upon an individual to serve as mediator, the mediator shall conduct a mediation in an effort to resolve the dispute, employing commercially reasonable procedures selected by the mediator in consultation with the parties, completing such mediation no later than sixty
(60) days after engagement.

          (c) Arbitration. Binding arbitration, if necessary, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as in effect at the time of the arbitration hearing, such arbitration to be completed in a ninety (90) day period. The arbitration panel will be composed of three arbitrators, one of whom will be chosen by AQUA THIRST, one by PROTON, and the third by the two so chosen. If both or either of AQUA THIRST or PROTON fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration, or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the American Arbitration Association shall, upon the request of both or either of the parties to the arbitration, appoint the arbitrator or arbitrators required to complete the panel. The decision of the arbitrators shall be final and binding on the parties, and specific performance may be ordered by any court of competent jurisdiction.

          (d) Costs. The parties shall bear their own costs in preparing for and participating in the resolution of any dispute under this Article, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.

                                   ARTICLE XI
                                   WARRANTIES

     11.1 POWER AND AUTHORITY. AQUA THIRST represents and warrants to PROTON that AQUA THIRST has full power, right and authority to enter into this Agreement, to carry out its obligations under this Agreement, and to grant and assign the rights granted and assigned to PROTON under this Agreement.

     11.2 PROPRIETARY RIGHTS. AQUA THIRST further represents and warrants to PROTON that:

          (a) The Products will be the original work of AQUA THIRST or licensed from third party vendors as agreed to by the Steering Committee;

          (b) AQUA THIRST has not previously granted or assigned and will not grant or assign any rights in the Products to any third party which are inconsistent with the rights granted and assigned herein to PROTON; and

          (c) Each of AQUA THIRST'S employees and consultants who has been or will be involved in the marketing of the Products, or who will have access to any Confidential Information of PROTON, will have signed, before beginning such involvement, an agreement with AQUA THIRST with respect to proprietary rights and confidentiality which complies with the terms of this Agreement.

     11.3 VIRUS WARRANTY. AQUA THIRST warrants that AQUA THIRST has implemented all measures used in its normal business, including at a minimum commercially reasonable measures, to ensure that the Products produced by it do not contain any virus or any other contaminant, including but not limited to codes, commands or instructions that may be used to access, alter, delete, damage, disable, cause disruption of or otherwise interfere with PROTON' use of the Products, other software, or any PROTON data or information.

     11.4 SERVICES WARRANTY. AQUA THIRST warrants that it shall provide services under this agreement in a professional, workmanlike and efficient manner, consistent with the high industry standards.

     11.5 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, AQUA THIRST HEREBY DISCLAIMS ALL WARRANTIES, OF ANY KIND, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE XII
                             INFRINGEMENT INDEMNITY

     12.1 DUTY TO INDEMNIFY BY AQUA THIRST: AQUA THIRST will, at its expense, defend, indemnify, hold PROTON harmless, from and against any damage, liability, cost or expense (including reasonable attorneys' fees and court costs) arising out of or resulting from any claim, suit or other proceeding in which it is alleged that the Products or PROTON' exercise of its rights in the Products, infringes the Intellectual Property Rights of any third party. In the event of any such claim, PROTON will: (i) promptly notify AQUA THIRST in writing, of the claim, suit or proceeding; (ii) provide AQUA THIRST with all reasonable information and assistance, at AQUA THIRST'S expense, to defend or settle such a claim, suit or proceeding; and (iii) grant AQUA THIRST with the authority and control of the defense or settlement of such claim. Such indemnity shall not extend to the extent that any infringement is caused by AQUA THIRST'S conformance to PROTON requirements or specifications.

     12.2     INJUNCTION REMEDIES FOR PROTON. If PROTON' use of any
Products is, or in AQUA THIRST'S opinion is likely to be, enjoined due to the type of claim specified in Section 12.1, then AQUA THIRST , at its sole option and expense, will either: (i) procure for PROTON a license to continue using the Products in accordance with the terms of this Agreement; or (ii) modify the allegedly infringing item to avoid the infringement, without impairing the compliance of the Products with the Specifications; or (iii) if such is not reasonably possible, then instruct PROTON to cease use of the infringing item and the parties will use the dispute resolution process set out in Article X to adjust this Agreement or the Work Plan in question to compensate.

     12.3 DUTY TO INDEMNIFY BY PROTON. PROTON will, at its expense, defend, indemnify, hold AQUA THIRST harmless, from and against any damage, liability, cost or expense (including reasonable attorneys' fees and court costs) arising out of or resulting from any claim, suit or other proceeding in which it is alleged that the requirements or specifications produced by PROTON for the Products or AQUA THIRST'S exercise of its rights in the requirements or specifications produced by PROTON, infringes the Intellectual Property Rights of any third party. In the event of any such claim, AQUA THIRST will: (i) promptly notify PROTON, in writing, of the claim, suit or proceeding; (ii) provide PROTON with all reasonable information and assistance, at PROTON' expense, to defend or settle such a claim, suit or proceeding; and
(iii) grant PROTON with the authority and control of the defense or settlement of such claim. Such indemnity shall not extend to the extent that any infringement is caused by AQUA THIRST'S method of conforming to PROTON requirements or specifications.

     12.4 INJUNCTION REMEDIES FOR AQUA THIRST If AQUA THIRST'S use of any Products is, or in PROTON' opinion is likely to be, enjoined due to the type of claim specified in Section 12.3, then PROTON, at its sole option and expense, will either: (i) procure for AQUA THIRST a license to continue using the requirements or specifications in accordance with the terms of this Agreement; or (ii) modify the allegedly infringing item to avoid the infringement, or (iii) if such is not reasonably possible, then instruct AQUA THIRST to cease use of the infringing item and the parties will use the dispute resolution process set out in Article X to adjust this Agreement or the Work Plan in question to compensate.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.1 RELATIONSHIP OF PARTIES. AQUA THIRST and PROTON agree that their legal relationship to one another under this Agreement is as independent contractors. Nothing in this Agreement shall be deemed to create a joint venture, agency, partnership, or other relationship between AQUA THIRST and PROTON, and neither shall have any power by virtue of this Agreement to enter into any contract or commitment on behalf of the other or to bind the other in any respect whatsoever.

     13.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented only by a written agreement (referring specifically to this Agreement) of AQUA THIRST and PROTON.

     13.3 SEVERABILITY. In the event one or more of the provisions of this Agreement or the application thereof to any circumstance are found to be invalid or unenforceable to any extent by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect. If any provision of this Agreement is found to be so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     13.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

     If to PROTON, to:

               Ed. Alexander
               1135 Atlantic Ave. Ste 101
               Alameda, California 94501


     If to AQUA THIRST, to:

               Stephen Barrie
               8726 So. Sepulveda Blvd. Suite D-266
               Los Angeles, California 90045


     13.5 DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.6 ENTIRE AGREEMENT. This Agreement (including its various Schedules) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to its subject matter.

     13.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the provisions thereof relating to conflicts of law.

     13.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

     13.9 ASSIGNMENT. This Agreement and the rights, interests and obligations hereunder shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither party may assign or otherwise transfer its rights, interests or obligations under this Agreement without the other party's prior written consent (not to be withheld or delayed unreasonably), except in connection with the sale, transfer, or other disposition of all or any portion of its business or assets in a transaction in which the transferee or successor to such business or assets assumes the transferring party's corresponding obligations under this Agreement.

     13.10 PUBLICITY. Except as otherwise required by applicable law, neither party shall refer to the other party in advertising, promotional activities, or other public disclosures or announcements without such other party's prior written consent, which shall not be withheld unreasonably.

     13.11 LIMITATION OF LIABILITY. EXCEPT IN THE CASE OF FRAUD OR WILLFUL OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES ARISING OUT OF OR RELATED TO SUCH ACTION OR OMISSION, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     13.12 FORCE MAJEURE. Neither party will be responsible for any failure to perform its obligations under this Agreement due to causes beyond its reasonable control, including without limitation acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice of such cause to the other party. The affected party's time for performance will be extended for a period equal to the duration of the force majeure.

     In witness whereof, each of AQUA THIRST and PROTON has caused this Agreement to be executed on its behalf by its respective officer duly authorized to do so, all as of the date specified above in the preamble.


------------------------                       -----------------
PROTON Laboratories, Inc.                      Aqua Thirst, Inc.
By Ed Alexander   CEO                          By  Stephen Barrie CEO

                               ALLIANCE GUIDELINES

A.       Master Marketing/Product Rollout Schedule


                                  Page 24 of 24